Exhibit 4.18

LEASE FINANCING AGREEMENT

This Lease Financing Agreement is entered into by and between HEWITT PETROLEUM, INC., 15 W. South Temple, Suite 1050, Salt Lake City, UT 84101 (“HPI”), and JUPITER LP, 1941 Ridgehill Drive, Bountiful, Utah 84010 (“Lender”). The parties agree as follows:

1.      Loan.  Lender agrees to loan the total sum of $37,500 to HPI to acquire the 785 acre Jackson Trust Lease in Juab County, Utah (the “Lease”) as follows:

a.	$17,500 advanced upon execution hereof for lease acquisition and legal fees; and
b.
$20,000 advanced upon final adjudication by a court of competent jurisdiction in favor of HPI that title to the oil & gas rights belongs to the Jackson Trust not US Gypsum Co. and that HPI's lease is therefore valid, for final payment of lease acquisition costs.

2.      Terms. The loan shall be due and payable in eighteen (18) months from each advance and shall bear interest at the fixed rate of 5.0% per annum. As additional consideration for the loan, HPI shall assign to Lender a 2.0% overriding royalty (ORR) in the Lease. The Loan shall be convertible into HPI's Common Stock at any time, or from time to time in whole or in part, at the election of Lender upon three (3) days written notice to HPI, at the price of $0.50 per share. Upon conversion, Lender will execute a subscription and HPI will issue a certificate. HPI hereby grants unto Lender a ratchet provision for a price adjustment after HPI stock becomes tradable in a public market. The ratchet provision shall be guaranteed to the price of $0.25 per share.

3.      Right of First Refusal.  HPI grants to Lender a right of first refusal to finance other lease acquisitions that involve the US Gypsum Co. upon the same loan terms hereof, including the same ORR assignment. The interest rate and convertible stock price will be subject to adjustment based upon market conditions. Lender shall have five (5) business days after receipt of written notice from HPI to elect to finance any such lease as set forth above.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date below.

DATED: October 22, 2010

HEWITT PETROLEUM, INC.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President/CEO

JUPITER, LP
By:	/s/ Scott West
Scott West, General Partner